Exhibit 107.1

 Calculation of Filing Fee Tables

Form S-8
(Form Type)

Momentus Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.00001 par value per share	Rule 457(h)	2,533,234(2)	$0.53 (4)	$1,342,614.02	$110.20 per $1,000,000	$147.96

Equity	Class A Common Stock, $0.00001 par value per share	Rule 457(h)	422,205 (3)(6)	$0.45 (5)	$190,203.35	$110.20 per $1,000,000	$20.96
Total Offering Amounts					$1,532,817.37		$168.92
Total Fee Offsets(7)							—
Net Fee Due							$168.92

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.00001 per share (“Common Stock”), that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Plan pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan automatically increases on the first day of each Fiscal Year in an amount equal to the lesser of (i) three percent (3%) of the total number of shares of Common Stock on the last day of the immediately preceding Fiscal Year and (ii) such number of shares of Common Stock determined by the Board.

(3)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 ESPP pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2021 ESPP automatically increases on the first day of each Fiscal Year in an amount equal to the lesser of (i) half a percent (0.5%) of the total number of shares of Common Stock outstanding on the last day of the calendar month prior to the date of such automatic increase, and (ii) 1,595,445 shares of Common Stock.

(4)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.53 per share, which is the average of the high and low prices of Class A Common Stock on March 20, 2023, as reported on the Nasdaq Global Select Market.

(5)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of eighty-five percent (85%) of $0.53 per share, which is the average of the high and low prices of Class A Common Stock on March 20, 2023, as reported on the Nasdaq Global Select Market. Pursuant to the 2021 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be not less than (i) an amount equal to eighty-five percent (85%) of the fair market value of a share of Common Stock on the offering date, as selected by the Board of Directors, or (ii) an amount equal to eighty-five percent (85%) of the fair market value of a share of Common Stock on the applicable exercise date.

(6)
In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2021 ESPP. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

(7)	The Registrant does not have any fee offsets.